Exhibit 99.1
PATHWARD FINANCIAL, INC. ANNOUNCES RESULTS FOR 2026 FISCAL THIRD QUARTER

Sioux Falls, S.D., July 22, 2026 - Pathward Financial, Inc. (“Pathward Financial” or the “Company”) (Nasdaq: CASH), a U.S.-based financial holding company driven by its purpose to power financial inclusion for all, today reported its unaudited results for the 2026 fiscal third quarter. The Company reported net income of $29.0 million, or earnings per diluted share of $1.37 for the three months ended June 30, 2026, compared to net income of $42.1 million, or earnings per diluted share of $1.81 for the three months ended June 30, 2025.
CEO Brett Pharr said, "We saw changes in our credit performance this quarter primarily as a result of a few larger loans, one of which we began discussing last year. While this is certainly a disappointing outcome, credit events can and do occur in the world of lending. It’s unfortunate that these events occurred within an otherwise solid performing quarter and year thus far. During the quarter, we delivered higher interest income from commercial finance loans, higher noninterest income, and disciplined expense management that prioritized the execution of our strategy with an emphasis on people, processes and technology. We remain focused on supporting our partners and advancing our long-term strategy of being the trusted platform that enables our partners to thrive."
Company Highlights
•In April 2026, the Company released its 2025 Impact Report. The report highlights Pathward's deep partner expertise in enabling inclusive banking, payments, lending and tax solutions nationwide, while making progress on the Company's sustainability efforts.
Financial Highlights for the 2026 Fiscal Third Quarter
All highlights are compared to the same fiscal quarter in the prior year period.
•Interest income from commercial finance loans increased by $6.1 million.
•Total noninterest income increased 4%, or $3.3 million, as a result of strong secondary market revenue generation.
•Noninterest expense decreased 7% as a result of disciplined expense management while the Company continued to make strategic investments across people, processes, and technology in order to execute on its long-term strategy.
•New loan originations increased from $1.10 billion to $1.86 billion, primarily driven by an increase in consumer loan originations resulting from a new contract announced during fiscal 2025 and growth with current partners.
•The Company repurchased 303,632 shares of common stock at an average share price of $92.18. As of June 30, 2026, there were 3,127,179 shares available for repurchase under the current common stock share repurchase program.

Tax Season
All reported numbers are for the nine months ended June 30, 2026 and are compared to the same fiscal period in the prior year.
The Company is very pleased with the performance in Tax Services during fiscal 2026, which was the result of significant work to grow this business, increase market share and evolve the underwriting model. Total tax services product revenue was $107.7 million, an increase of 13% compared to the prior year. This was driven by increases in refund advance and refund transfer product fees. Total tax services product fee income increased by $12.4 million and net interest income on tax services loans increased $0.2 million. Total tax services product expense increased $0.9 million.
Provision for credit losses for the tax services portfolio decreased $5.7 million as a result of the continued work on enhancing underwriting models and data analytics capabilities.
Total tax services product income, net of losses and direct product expenses, increased 29% to $77.1 million from $59.8 million.
Net Interest Income
Net interest income for the third quarter of fiscal 2026 was $112.9 million, a decrease of 8% compared to the same quarter in fiscal 2025. The decrease was primarily driven by an $11.6 million reduction in interest income on the consumer finance portfolio. Interest income on the consumer finance portfolio was impacted by the sale of a portfolio in October 2025 that was previously accounted for using a gross accounting methodology, and therefore, recorded at higher yields with offsetting entries not included in net interest income. Partially offsetting that decrease, interest income from commercial finance loans and leases increased $6.1 million year-over-year as the Company continues to have strong originations.
The Company’s average interest-earning assets for the third quarter of fiscal 2026 increased by $273.8 million to $6.88 billion compared to the same quarter in fiscal 2025 due to increases in the average outstanding balances in total loans and leases and cash and fed funds sold. The increase was partially offset by a decrease in the average outstanding balance of total investments. The third quarter average outstanding balance of loans and leases increased $406.2 million compared to the same quarter of the prior fiscal year due to an increase in the commercial finance portfolio, partially offset by decreases in the consumer finance portfolio and warehouse finance portfolio.
Fiscal 2026 third quarter net interest margin ("NIM") decreased to 6.59% from 7.43% in the third fiscal quarter of 2025 primarily due to the aforementioned sale of the consumer finance portfolio in October 2025. When including contractual, rate-related processing expense associated with deposits on the Company's balance sheet and excluding the gross interest income on consumer finance loans, NIM would have been 5.27% in the fiscal 2026 third quarter compared to 5.33% during the fiscal 2025 third quarter. See non-GAAP reconciliation table at the end of the press release. The overall reported tax-equivalent yield (“TEY”) on average interest-earning assets decreased 86 basis points to 6.66% compared to the prior year quarter. The yield on the loan and lease portfolio was 7.99% compared to 9.33% for the comparable period last year and the TEY on the securities portfolio was 3.00% compared to 3.10% over that same period. The decreases in the TEY on average interest-earning assets and the yield on the loan and lease portfolio were also primarily driven by the aforementioned sale of the consumer finance portfolio.
The Company's cost of funds for all deposits and borrowings averaged 0.07% during the fiscal 2026 third quarter, as compared to 0.08% during the prior year quarter. The Company's overall cost of deposits was 0.01% in the fiscal third quarter of 2026, as compared to 0.02% during the prior year quarter. When including contractual, rate-related processing expense associated with deposits on the Company's balance sheet, the Company's overall cost of deposits was 1.43% in the fiscal 2026 third quarter, a decrease from 1.61% during the prior year quarter primarily reflecting a lower rate environment. See non-GAAP reconciliation table at the end of the press release.

Noninterest Income
Fiscal 2026 third quarter noninterest income increased 4% to $76.7 million, compared to $73.4 million for the same period of the prior year. The increase was driven by increases in secondary market revenue as the Company was able to catch up on sales as government agencies cleared earlier-year backlogs, higher refund transfer product fees, and other income. This was partially offset by decreases in rental income and card and deposit fees.
Servicing fee income on custodial deposits totaled $7.5 million during the 2026 fiscal third quarter, as compared to $7.8 million for the fiscal quarter ended March 31, 2026, and $7.9 million for the same period of the prior year.
Noninterest Expense
Noninterest expense decreased 7% to $129.1 million in the third quarter of fiscal 2026, compared to $139.3 million for the same quarter last year. The decrease was primarily attributable to reductions in card processing expense and lower legal and consulting expense. These decreases were partially offset by increases in compensation and benefits and building and software expenses that directly correlate to the execution of the Company's long-term strategy, particularly investments in people, processes and technology.
Card processing expense is primarily driven by rate-related agreements with Partner Solutions relationships and subject to deposit levels, floor rates, market conditions, and other performance conditions. Generally, this rate index is based on a percentage of the effective federal funds rate ("EFFR") and reprices immediately upon a change in the EFFR. Approximately 68% of the deposit portfolio was subject to these rate-related processing expenses during the fiscal 2026 third quarter. For the fiscal quarter ended June 30, 2026, contractual, rate-related processing expense was $23.3 million, as compared to $25.4 million for the fiscal quarter ended March 31, 2026, and $25.1 million for the fiscal quarter ended June 30, 2025.
Income Tax Expense
The Company recorded an income tax expense of $3.1 million, representing an effective tax rate of 9.5% for the fiscal 2026 third quarter, compared to an income tax expense of $4.8 million, representing an effective tax rate of 10.2%, for the third quarter last fiscal year. The current quarter decrease in income tax expense compared to the prior year quarter was primarily driven by a decrease in income.
The Company originated $5.3 million in renewable energy leases during the fiscal 2026 third quarter, resulting in $1.4 million in total net investment tax credits. During the third quarter of fiscal 2025, the Company originated $2.1 million in renewable energy leases resulting in $0.2 million in total net investment tax credits. For the nine months ended June 30, 2026, the Company originated $32.9 million in renewable energy leases, compared to $13.3 million for the comparable prior year period. Investment tax credits related to renewable energy leases are recognized ratably based on income throughout each fiscal year.

Investments, Loans and Leases

(Dollars in thousands)	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
Total investments	$1,246,718	$1,299,421	$1,338,709	$1,357,151	$1,397,613

Loans held for sale
Term lending	3,438	—	5,000	—	5,736
Lease financing	511	566	619	690	93
SBA/USDA	59,342	20,811	31,338	15,654	9,564
Consumer finance	33,997	31,695	51,012	163,077	34,374
Total loans held for sale	97,288	53,072	87,969	179,421	49,767

Term lending	2,666,977	2,501,855	2,506,777	2,302,540	2,003,699
Asset-based lending	697,687	660,220	629,317	593,265	610,852
Factoring	220,026	213,269	213,888	217,501	241,024
Lease financing	120,583	126,902	136,505	149,236	134,214
SBA/USDA	567,986	536,637	520,461	511,488	674,902
Other commercial finance	49,510	73,694	140,229	149,939	153,321
Commercial finance	4,322,769	4,112,577	4,147,177	3,923,969	3,818,012
Consumer finance	99,430	90,912	132,045	93,319	226,380
Tax services	34,770	60,191	62,049	2,532	37,419
Warehouse finance	647,611	604,642	641,669	645,186	664,110
Total loans and leases	5,104,580	4,868,322	4,982,940	4,665,006	4,745,921
Net deferred loan origination costs (fees)	3,261	(1,157)	(85)	(98)	(2,597)
Total gross loans and leases	5,107,841	4,867,165	4,982,855	4,664,908	4,743,324
Allowance for credit losses	(109,780)	(98,279)	(58,840)	(53,319)	(105,995)
Total loans and leases, net	$4,998,061	$4,768,886	$4,924,015	$4,611,589	$4,637,329
The Company's investment security balances at June 30, 2026 totaled $1.25 billion, as compared to $1.30 billion at March 31, 2026 and $1.40 billion at June 30, 2025. The year-over-year decrease was primarily related to normal paydown activity of investment security balances and the sale of investment securities available-for-sale during the fourth quarter of fiscal 2025.
Total gross loans and leases totaled $5.11 billion at June 30, 2026, as compared to $4.87 billion at March 31, 2026 and $4.74 billion at June 30, 2025. The drivers for the sequential quarter increase were increases in the commercial finance, warehouse finance, and consumer finance portfolios, partially offset by the seasonal decrease in the tax services portfolio. The year-over-year increase was due to growth in the commercial finance portfolio, partially offset by a decrease in the consumer finance portfolio due to the aforementioned loan sale within that portfolio in October 2025, as well as a decrease in the warehouse finance and tax services portfolio.
Commercial finance loans, which comprised 85% of the Company's loan and lease portfolio, totaled $4.32 billion at June 30, 2026, reflecting an increase of $210.2 million, or 5%, from March 31, 2026 and an increase of $504.8 million, or 13%, from June 30, 2025. The sequential quarter increase in the commercial finance portfolio was driven by a $165.1 million increase in term lending, a $37.5 million increase in asset-based lending, and a $31.3 million increase in SBA/USDA, partially offset by a $24.2 million decrease in other commercial finance and a $6.3 million decrease in lease financing. The year-over-year increase was primarily driven by an increase of $663.3 million in term lending and an increase of $86.8 million in asset-based lending, partially offset by a decrease of $106.9 million in SBA/USDA and a decrease of $103.8 million in other commercial finance. These changes are primarily the result of the Company's efforts to maintain an optimized balance sheet.

Asset Quality
The Company’s allowance for credit losses ("ACL") totaled $109.8 million at June 30, 2026, an increase compared to $98.3 million at March 31, 2026 and an increase compared to $106.0 million at June 30, 2025. The sequential increase in the ACL was primarily due to an increase of $18.0 million in the allowance related to the commercial finance portfolio, partially offset by a $5.2 million decrease in the allowance related to the seasonal tax portfolio, and a $1.4 million decrease in the allowance related to the consumer finance portfolio. The increase in the ACL in the commercial finance portfolio was primarily driven by specific reserves on two loans and an increase in the current expected credit loss ("CECL") reserve.
The $3.8 million year-over-year increase in the ACL was primarily driven by a $25.4 million increase in the allowance related to the commercial finance portfolio, partially offset by a decrease in the allowance related to the consumer finance portfolio of $21.3 million.
The following table presents the Company's ACL as a percentage of its total loans and leases.

	As of the Period Ended
(Unaudited)	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
Commercial finance	1.71%	1.36%	1.16%	1.18%	1.27%
Consumer finance	5.23%	7.25%	6.85%	6.88%	11.69%
Tax services	86.66%	58.63%	1.71%	—%	81.32%
Warehouse finance	0.10%	0.10%	0.10%	0.10%	0.10%
Total loans and leases	2.15%	2.02%	1.18%	1.14%	2.23%
Total loans and leases excluding tax services	1.57%	1.31%	1.17%	1.14%	1.60%

The Company's ACL as a percentage of total loans and leases increased to 2.15% at June 30, 2026 from 2.02% at March 31, 2026 and decreased from 2.23% at June 30, 2025. The sequential increase in the total loans and leases coverage ratio was primarily driven by an increase in the ACL related to the commercial finance portfolio. The year-over-year decrease in the total loans and leases coverage ratio was primarily driven by the decrease in the ACL related to the decrease in the consumer finance portfolio due to the aforementioned sale of the consumer finance portfolio in October 2025. The year-over-year decrease in the total loans and leases coverage ratio was partially offset by an increase in the ACL related to the commercial finance portfolio.

Activity in the ACL for the periods presented was as follows.

(Unaudited)	Three Months Ended			Nine Months Ended
(Dollars in thousands)	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Beginning balance	$98,279	$58,840	$102,890	$53,319	$71,765
Provision (reversal of) - tax services loans	(6,035)	24,476	(4,728)	17,043	22,751
Provision (reversal of) - all other loans and leases	33,565	20,800	13,959	59,071	40,251
Charge-offs - tax services loans	(1,000)	—	(554)	(1,000)	(1,295)
Charge-offs - all other loans and leases	(17,712)	(16,767)	(9,482)	(37,886)	(41,469)
Recoveries - tax services loans	1,879	9,752	1,930	14,090	8,971
Recoveries - all other loans and leases	804	1,178	1,980	5,143	5,021
Ending balance	$109,780	$98,279	$105,995	$109,780	$105,995

The Company recognized a provision for credit losses of $28.3 million for the quarter ended June 30, 2026, compared to $9.3 million for the comparable period in the prior fiscal year. The year-over-year increase was primarily due to increases in the commercial finance portfolio of $22.6 million, partially offset by decreases in the consumer finance portfolio of $3.0 million and in the tax services portfolio of $1.3 million. The increase in the provision in the commercial finance portfolio was primarily driven by specific reserves on two loans and an increase in the CECL reserve.

The Company recognized net charge-offs of $16.0 million for the quarter ended June 30, 2026, of which $15.9 million was attributable to the commercial finance portfolio. Net charge-offs were $6.1 million for the quarter ended June 30, 2025, comprised of $5.8 million within the consumer finance portfolio and $1.7 million within the commercial finance portfolio, while net recoveries of $1.4 million were recognized in the seasonal tax services portfolio.
The Company's past due loans and leases were as follows for the periods presented.

As of June 30, 2026	Accruing and Nonaccruing Loans and Leases						Nonperforming Loans and Leases
(Dollars in thousands)	30-59 Days Past Due	60-89 Days Past Due	> 89 Days Past Due	Total Past Due	Current	Total Loans and Leases Receivable	> 89 Days Past Due and Accruing	Nonaccrual Balance	Total
Loans held for sale	$—	$12,420	$—	$12,420	$84,868	$97,288	$—	$—	$—

Commercial finance	56,731	87,246	171,712	315,689	4,007,080	4,322,769	15,711	255,365	271,076
Consumer finance	1,425	448	3,998	5,871	93,559	99,430	3,998	—	3,998
Tax services	—	34,770	—	34,770	—	34,770	—	—	—
Warehouse finance	—	—	—	—	647,611	647,611	—	—	—
Total loans and leases held for investment	58,156	122,464	175,710	356,330	4,748,250	5,104,580	19,709	255,365	275,074

Total loans and leases	$58,156	$134,884	$175,710	$368,750	$4,833,118	$5,201,868	$19,709	$255,365	$275,074

As of March 31, 2026	Accruing and Nonaccruing Loans and Leases						Nonperforming Loans and Leases
(Dollars in thousands)	30-59 Days Past Due	60-89 Days Past Due	> 89 Days Past Due	Total Past Due	Current	Total Loans and Leases Receivable	> 89 Days Past Due and Accruing	Nonaccrual Balance	Total
Loans held for sale	$—	$—	$—	$—	$53,072	$53,072	$—	$—	$—

Commercial finance	91,137	9,838	88,791	189,766	3,922,811	4,112,577	25,850	91,446	117,296
Consumer finance	985	492	417	1,894	89,018	90,912	417	—	417
Tax services	1,454	—	—	1,454	58,737	60,191	—	—	—
Warehouse finance	—	—	—	—	604,642	604,642	—	—	—
Total loans and leases held for investment	93,576	10,330	89,208	193,114	4,675,208	4,868,322	26,267	91,446	117,713

Total loans and leases	$93,576	$10,330	$89,208	$193,114	$4,728,280	$4,921,394	$26,267	$91,446	$117,713
The Company's nonperforming assets at June 30, 2026 were $277.5 million, representing 3.79% of total assets, compared to $119.8 million, or 1.68% of total assets at March 31, 2026 and $74.7 million, or 1.03% of total assets at June 30, 2025.

The increase in the nonperforming assets as a percentage of total assets at June 30, 2026, compared to March 31, 2026, was driven by an increase in nonperforming loans in the commercial finance and consumer finance portfolios. When comparing the current period to the same period of the prior year, the increase was driven by an increase in nonperforming loans in the commercial finance portfolio, partially offset by a decrease in nonperforming loans in the consumer finance portfolio.
The Company's nonperforming loans and leases at June 30, 2026, were $275.1 million, representing 5.28% of total gross loans and leases, compared to $117.7 million, or 2.39% of total gross loans and leases at March 31, 2026 and $71.3 million, or 1.49% of total gross loans and leases at June 30, 2025. The primary reason for the increase in nonperforming commercial finance loans was related to certain renewable energy construction projects with a common developer. The Company continues to work with other parties in these projects to bring them to completion.
Deposits, Borrowings and Other Liabilities
The average balance of total deposits and interest-bearing liabilities was $6.25 billion for the quarter ended June 30, 2026, compared to $6.07 billion for the same period in the prior fiscal year. Total average deposits for the fiscal 2026 third quarter increased by $170.9 million to $6.17 billion compared to the same period in fiscal 2025. The increase in average deposits was primarily due to increases in noninterest-bearing deposits and money market deposits.
Total end-of-period deposits decreased 1% to $5.95 billion at June 30, 2026, from $6.01 billion at June 30, 2025. The decrease in end-of-period deposits was primarily driven by a decrease in noninterest-bearing deposits of $65.4 million, partially offset by an increase in interest-bearing checking deposits of $18.8 million.
As of June 30, 2026, the Company managed $575.0 million of customer deposits at other banks in its capacity as custodian, compared to $1.07 billion as of March 31, 2026 and $430.7 million as of June 30, 2025. These deposits provide the Company with the ability to earn servicing fee income, typically reflective of the EFFR.
Regulatory Capital
The Company and its subsidiary Pathward®, N.A. (the "Bank") remained above the federal regulatory minimum capital requirements at June 30, 2026, and continued to be classified as well-capitalized, and in good standing with the regulatory agencies. Regulatory capital ratios of the Company and the Bank are stated in the table below. Regulatory capital is not affected by the unrealized loss on accumulated other comprehensive income (“AOCI”). The securities portfolio is primarily comprised of amortizing securities that should provide consistent cash flow.
The tables below include certain non-GAAP financial measures that are used by investors, analysts and bank regulatory agencies to assess the capital position of financial services companies. Management reviews these measures along with other measures of capital as part of its financial analysis.

As of the Periods Indicated	June 30, 2026(1)	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
Company
Tier 1 leverage capital ratio	9.66%	8.62%	9.51%	9.79%	9.78%
Common equity Tier 1 capital ratio	11.51%	12.65%	12.02%	12.70%	12.87%
Tier 1 capital ratio	11.74%	12.89%	12.26%	12.95%	13.12%
Total capital ratio	13.33%	14.52%	13.67%	14.27%	14.76%
Bank
Tier 1 leverage ratio	9.91%	8.85%	9.84%	10.00%	10.00%
Common equity Tier 1 capital ratio	12.05%	13.24%	12.67%	13.23%	13.43%
Tier 1 capital ratio	12.05%	13.24%	12.67%	13.23%	13.43%
Total capital ratio	13.31%	14.49%	13.73%	14.19%	14.68%
(1) June 30, 2026 percentages are preliminary pending completion and filing of the Company's regulatory reports. Regulatory capital ratios for periods presented reflect the Company's election of the five-year CECL transition for regulatory capital purposes.

The following table provides the non-GAAP financial measures used to compute certain of the ratios included in the table above, as well as a reconciliation of such non-GAAP financial measures to the most directly comparable financial measure in accordance with GAAP:

	Standardized Approach(1)
As of the Periods Indicated (Dollars in thousands)	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
Total stockholders' equity	$851,146	$850,677	$853,712	$857,454	$818,148
Adjustments:
LESS: Goodwill, net of associated deferred tax liabilities	284,105	284,471	284,815	285,158	285,482
LESS: Certain other intangible assets	18,699	17,306	17,746	18,077	17,091
LESS: Net deferred tax assets from operating loss and tax credit carry-forwards	785	1,207	5,877	5,733	2,671
LESS: Net unrealized (losses) on available for sale securities	(138,411)	(138,462)	(133,516)	(143,190)	(158,673)
LESS: Noncontrolling interest	245	(785)	(823)	(591)	(856)
ADD: Adoption of Accounting Standards Update 2016-13	—	—	—	1,788	1,788
Common Equity Tier 1(1)	685,723	686,940	679,613	694,055	674,221
Long-term borrowings and other instruments qualifying as Tier 1	13,661	13,661	13,661	13,661	13,661
Tier 1 minority interest not included in common equity Tier 1 capital	115	(382)	(437)	(307)	(513)
Total Tier 1 capital	699,499	700,219	692,837	707,409	687,369
Allowance for credit losses	74,916	68,278	59,687	52,455	65,960
Subordinated debentures, net of issuance costs	19,872	19,846	19,821	19,796	19,770
Total capital	$794,287	$788,343	$772,345	$779,660	$773,099
(1) Capital amounts and ratios are calculated in accordance with Basel III capital rules as implemented by U.S. banking regulators and reflect fully phased-in regulatory requirements applicable to the Company as of the reporting date.

Conference Call
The Company will host a conference call and earnings webcast with a corresponding presentation at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) on Wednesday, July 22, 2026. The live webcast of the call can be accessed from Pathward’s Investor Relations website at www.pathwardfinancial.com. Telephone participants may access the conference call by dialing 1-833-461-5787 approximately 10 minutes prior to start time and reference meeting ID 452951502.
The quarterly investor presentation prepared for use in connection with the Company's conference call and earnings webcast is available under the Presentations link in the Investor Relations - Events & Presentations section of the Company's website at www.pathwardfinancial.com. A webcast replay will also be archived at www.pathwardfinancial.com for one year.

About Pathward Financial, Inc.
Pathward Financial, Inc. (Nasdaq: CASH) is a U.S.-based financial holding company driven by its purpose to power financial inclusion for all. Through our subsidiary, Pathward®, N.A., we strive to increase financial availability, choice, and opportunity across our Partner Solutions and Commercial Finance business lines. These strategic business lines provide support to individuals and businesses. Learn more at www.pathwardfinancial.com.

Investor Relations Contact
Darby Schoenfeld, CPA
SVP, Chief of Staff & Investor Relations
877-497-7497
investorrelations@pathward.com

Media Relations Contact
mediarelations@pathward.com

Forward-Looking Statements
The Company and the Bank may from time to time make written or oral “forward-looking statements,” including statements contained in this press release, the Company’s filings with the Securities and Exchange Commission ("SEC"), the Company’s reports to stockholders, and in other communications by the Company and the Bank, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.
You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future,” "target," or the negative of those terms, or other words of similar meaning or similar expressions. You should carefully read statements that contain these words because they discuss our future expectations or state other “forward-looking” information. These forward-looking statements are based on information currently available to us and assumptions about future events, and include statements with respect to the Company’s beliefs, expectations, estimates, and intentions, which are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such risks, uncertainties and other factors may cause our actual growth, results of operations, financial condition, cash flows, performance and business prospects and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Such statements address, among others, the following subjects: future operating results, including our performance expectations and fiscal 2026 and 2027 financial guidance; our fiscal 2026 goals and strategy; including our emphasis on people, processes and technology; progress on key strategic initiatives; future performance and business prospects, including our Partner Solutions pipeline; our value proposition, including opportunities for revenue growth; expected results of our partnerships; impacts of our improved data analytics, underwriting and monitoring processes; impacts of our evolved operating model; expectations with respect to credit performance, expected nonperforming loan resolutions and net charge-off rates; the performance of our securities portfolio; customer retention; loan and other product demand; new products and services; credit quality; the level of net charge-offs and the adequacy of the allowance for credit losses; and technology, including impacts of technology investments. The following factors, among others, could cause the Company's financial performance and results of operations to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements: maintaining our executive management team; expected growth opportunities may not be realized or may take longer to realize than expected; our ability to successfully implement measures designed to reduce expenses and increase efficiencies; changes in trade, monetary, and fiscal policies and laws, including actual changes in interest rates and the Fed Funds rate and changes in international trade policies, tariffs, and treaties affecting imports and exports, and their related impacts on macroeconomic conditions, customer behavior, funding costs and loan and securities portfolios; changes in tax laws; trade disputes, barriers to trade or the emergence of trade restrictions; the strength of the United States' economy and the local economies in which the Company operates; adverse developments in the financial services industry generally such as bank failures, responsive measures to mitigate and manage such developments, related supervisory and regulatory actions and costs, and related impacts on customer behavior; inflation, market, and monetary fluctuations; our liquidity and capital positions, including the sufficiency of our liquidity; the timely and efficient development of new products and services offered by the Company or its strategic partners, as well as risks (including reputational and litigation) attendant thereto, and the perceived overall value and acceptance of these products and services by users; the Bank's ability to maintain its Durbin Amendment exemption; the risks of dealing with or utilizing third parties, including, in connection with the Company’s prepaid card and tax refund advance businesses; the risk of reduced volume of refund advance loans as a result of reduced customer demand for or usage of the Bank's strategic partners’ refund advance products; our relationship with, and any actions, which may be initiated by our regulators, and any related increases in compliance and other costs; changes in financial services laws and regulations, including laws and regulations relating to the tax refund industry; technological changes, including, but not limited to, the protection of our electronic systems and information; the impact of acquisitions and divestitures; litigation risk; the growth of the Company’s business, as well as expenses related thereto; continued maintenance by the Bank of its status as a well-capitalized institution; changes in consumer borrowing, spending and saving habits; losses from fraudulent or illegal activity; technological risks and developments and cyber threats, attacks, or events; emerging external focus among regulators and other officials related to risks in connection with the development and use of artificial intelligence; the success of the Company at maintaining its high quality asset level and managing and collecting assets of borrowers in default should problem assets increase; and the potential adverse effects of unusual and infrequently occurring events, including the impact on financial markets from geopolitical conflicts, government shutdowns, weather-related disasters, or public health events, such as pandemics, and any governmental or societal responses thereto.
The foregoing list of factors is not exclusive. We caution you not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release speak only as of the date hereof. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Additional discussions of factors affecting the Company’s business and prospects are reflected under the caption “Risk Factors” and in other sections of the Company’s Annual Report on Form 10-K, for the Company’s fiscal year ended September 30, 2025, and in the Company's other filings made with the SEC. The Company expressly disclaims any intent or obligation to update, revise or clarify any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries, whether as a result of new information, changed circumstances, or future events or for any other reason, except as required by applicable law.

Condensed Consolidated Statements of Financial Condition (Unaudited)

(Dollars in Thousands, Except Share Data)	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
ASSETS
Cash and cash equivalents	$149,412	$157,602	$331,217	$120,568	$258,343
Securities available for sale, at fair value	1,219,616	1,271,353	1,310,047	1,327,843	1,367,340
Securities held to maturity, at amortized cost	27,101	28,068	28,662	29,308	30,273
Federal Reserve Bank and Federal Home Loan Bank Stock, at cost	30,915	25,480	24,310	24,708	29,451
Loans held for sale	97,288	53,072	87,969	179,421	49,767
Loans and leases	5,107,841	4,867,165	4,982,855	4,664,908	4,743,324
Allowance for credit losses	(109,780)	(98,279)	(58,840)	(53,319)	(105,995)
Accrued interest receivable	36,966	36,127	36,174	38,520	39,996
Premises, furniture, and equipment, net	43,313	42,254	42,370	40,632	39,799
Rental equipment, net	152,451	146,190	154,533	159,446	181,370
Goodwill and intangible assets	308,023	308,741	309,712	310,430	311,193
Other assets	251,227	274,626	311,196	329,879	284,983
Total assets	$7,314,373	$7,112,399	$7,560,205	$7,172,344	$7,229,844

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits	5,950,309	5,851,696	6,350,394	5,886,947	6,005,246
Short-term borrowings	167,500	26,000	—	9,000	115,000
Long-term borrowings	33,533	33,508	33,482	33,456	33,431
Accrued expenses and other liabilities	311,885	350,518	322,617	385,487	258,019
Total liabilities	6,463,227	6,261,722	6,706,493	6,314,890	6,411,696

STOCKHOLDERS’ EQUITY
Preferred stock	—	—	—	—	—
Common stock, $.01 par value	210	213	222	228	230
Common stock, Nonvoting, $.01 par value	—	—	—	—	—
Additional paid-in capital	657,682	655,128	651,199	648,330	646,044
Retained earnings	339,252	340,744	346,529	359,830	337,321
Accumulated other comprehensive loss	(142,706)	(141,086)	(134,996)	(145,461)	(159,709)
Treasury stock, at cost	(3,537)	(3,537)	(8,419)	(4,882)	(4,882)
Total equity attributable to parent	850,901	851,462	854,535	858,045	819,004
Noncontrolling interest	245	(785)	(823)	(591)	(856)
Total stockholders’ equity	851,146	850,677	853,712	857,454	818,148
Total liabilities and stockholders’ equity	$7,314,373	$7,112,399	$7,560,205	$7,172,344	$7,229,844

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended			Nine Months Ended
(Dollars in thousands, except per share data)	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Interest and dividend income:
Loans and leases, including fees	$101,289	$114,829	$108,766	$323,893	$340,370
Mortgage-backed securities	7,396	7,590	8,337	22,798	25,903
Other investments	5,348	8,457	6,489	19,440	27,679
	114,033	130,876	123,592	366,131	393,952
Interest expense:
Deposits	140	4,274	287	4,620	5,147
FHLB advances and other borrowings	980	1,478	992	4,136	4,963
	1,120	5,752	1,279	8,756	10,110

Net interest income	112,913	125,124	122,313	357,375	383,842

Provision for credit loss	28,309	45,616	9,278	77,155	63,205

Net interest income after provision for credit loss	84,604	79,508	113,035	280,220	320,637

Noninterest income:
Refund transfer product fees	11,209	34,789	9,846	46,353	42,919
Refund advance and other tax fee income	696	57,514	307	58,341	49,416
Card and deposit fees	34,570	37,526	37,342	102,236	97,201
Rental income	9,607	10,947	12,913	32,174	39,822
(Loss) on sale of securities	—	—	—	—	(22,899)
Gain on divestitures	—	—	—	—	15,044
Secondary market revenue	13,969	3,574	7,144	21,700	26,900
Gain (loss) on sale of other	(51)	883	394	1,320	2,007
Other income	6,731	5,947	5,496	19,550	18,934
Total noninterest income	76,731	151,180	73,442	281,674	269,344

Noninterest expense:
Compensation and benefits	52,361	55,405	48,559	159,630	149,755
Refund transfer product expense	2,758	9,127	2,818	11,958	11,401
Refund advance expense	90	1,425	(74)	1,587	1,225
Card processing	30,671	33,475	36,197	94,583	105,750
Building and software	13,054	12,201	10,633	37,835	30,646
Operating lease equipment depreciation	7,545	9,075	11,569	26,615	34,775
Legal and consulting	6,122	5,331	11,094	17,007	22,197
Intangible amortization	718	971	798	2,407	2,693
Impairment expense	177	—	1,077	177	2,590
Other expense	15,625	16,446	16,651	47,991	54,264
Total noninterest expense	129,121	143,456	139,322	399,790	415,296

Income before income tax expense	32,214	87,232	47,155	162,104	174,685

Income tax expense	3,062	14,171	4,795	24,426	26,966

Net income before noncontrolling interest	29,152	73,061	42,360	137,678	147,719
Net income attributable to noncontrolling interest	183	151	213	633	650
Net income attributable to parent	$28,969	$72,910	$42,147	$137,045	$147,069

Less: Allocation of Earnings to participating securities(1)	28	70	151	154	550
Net income attributable to common shareholders(1)	28,941	72,840	41,996	136,891	146,519
Earnings per common share:
Basic	$1.37	$3.37	$1.83	$6.32	$6.20
Diluted	$1.37	$3.35	$1.81	$6.29	$6.17
Shares used in computing earnings per common share:
Basic	21,065,733	21,612,033	23,006,454	21,665,670	23,629,565
Diluted	21,165,826	21,720,222	23,140,124	21,773,592	23,745,086
(1) Amounts presented are used in the two-class earnings per common share calculation.

Average Balances, Interest Rates and Yields
The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and in rates. Only the yield/rate reflects tax-equivalent adjustments. Nonaccruing loans and leases have been included in the table as loans carrying a zero yield.

Three Months Ended June 30,	2026			2025
(Dollars in thousands)	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate(1)	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate(1)
Interest-earning assets:
Cash and fed funds sold	$326,147	$1,963	2.41%	$281,545	$2,326	3.31%
Mortgage-backed securities	1,077,514	7,396	2.75%	1,198,015	8,337	2.79%
Tax-exempt investment securities	102,169	724	3.60%	113,886	782	3.49%
Asset-backed securities	121,341	1,363	4.50%	152,635	1,968	5.17%
Other investment securities	166,454	1,298	3.13%	179,942	1,413	3.15%
Total investments	1,467,478	10,781	3.00%	1,644,478	12,500	3.10%
Commercial finance	4,289,858	82,791	7.74%	3,717,018	76,736	8.28%
Consumer finance	121,678	5,156	17.00%	268,132	16,791	25.12%
Tax services	41,206	45	0.44%	43,035	48	0.45%
Warehouse finance	629,727	13,297	8.47%	648,059	15,191	9.40%
Total loans and leases	5,082,469	101,289	7.99%	4,676,244	108,766	9.33%
Total interest-earning assets	$6,876,094	$114,033	6.66%	$6,602,267	$123,592	7.52%
Noninterest-earning assets	532,081			567,794
Total assets	$7,408,175			$7,170,061

Interest-bearing liabilities:
Interest-bearing checking	$2,375	$—	0.02%	$1,196	$—	0.06%
Savings	50,792	4	0.03%	53,450	4	0.03%
Money markets	188,249	120	0.26%	171,503	264	0.62%
Time deposits	2,640	6	0.91%	2,855	7	1.03%
Wholesale deposits	1,060	10	3.62%	1,035	12	4.56%
Total interest-bearing deposits (a)	245,116	140	0.23%	230,039	287	0.50%
Overnight fed funds purchased	39,743	369	3.72%	31,365	360	4.61%
Subordinated debentures	19,855	357	7.21%	19,753	355	7.21%
Other borrowings	13,661	254	7.45%	13,661	277	8.13%
Total borrowings	73,259	980	5.36%	64,779	992	6.14%
Total interest-bearing liabilities	318,375	1,120	1.41%	294,818	1,279	1.74%
Noninterest-bearing deposits (b)	5,928,352	—	—%	5,772,508	—	—%
Total deposits and interest-bearing liabilities	$6,246,727	$1,120	0.07%	$6,067,326	$1,279	0.08%
Other noninterest-bearing liabilities	315,151			304,786
Total liabilities	6,561,878			6,372,112
Shareholders' equity	846,297			797,949
Total liabilities and shareholders' equity	$7,408,175			$7,170,061
Net interest income and net interest rate spread including noninterest-bearing deposits		$112,913	6.59%		$122,313	7.44%

Net interest margin			6.59%			7.43%
Tax-equivalent effect			0.01%			0.01%
Net interest margin, tax-equivalent(2)			6.60%			7.44%

Total cost of deposits (a+b)	6,173,468	140	0.01%	6,002,547	287	0.02%
(1) Tax rate used to arrive at the TEY for the three months ended June 30, 2026 and 2025 was 21%.
(2) Net interest margin expressed on a fully-taxable-equivalent basis ("net interest margin, tax-equivalent") is a non-GAAP financial measure. The tax-equivalent adjustment to net interest income recognizes the estimated income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income. The Company believes that it is a standard practice in the banking industry to present net interest margin expressed on a fully taxable equivalent basis and, accordingly, believes the presentation of this non-GAAP financial measure may be useful for peer comparison purposes.

Selected Financial Information

As of and For the Three Months Ended	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
Equity to total assets	11.64%	11.96%	11.29%	11.96%	11.32%
Book value per common share outstanding	$40.48	$39.89	$38.51	$37.65	$35.64
Tangible book value per common share outstanding	$25.83	$25.41	$24.54	$24.02	$22.09
Common shares outstanding	21,023,902	21,327,534	22,169,535	22,772,570	22,953,608
Nonperforming assets to total assets	3.79%	1.68%	1.47%	1.42%	1.03%
Nonperforming loans and leases to total loans and leases	5.28%	2.39%	2.15%	2.05%	1.49%
Net interest margin	6.59%	6.63%	6.95%	7.46%	7.43%
Net interest margin, tax-equivalent	6.60%	6.64%	6.96%	7.47%	7.44%
Return on average assets	1.57%	3.56%	1.87%	2.09%	2.36%
Return on average equity	13.73%	34.67%	16.76%	18.93%	21.19%
Return on average tangible equity	21.61%	54.41%	26.72%	30.65%	34.77%
Full-time equivalent employees	1,196	1,181	1,170	1,179	1,178

Non-GAAP Reconciliations

Net Interest Margin and Cost of Deposits	At and For the Three Months Ended
(Dollars in thousands)	June 30, 2026	March 31, 2026	June 30, 2025
Average interest earning assets	$6,876,094	$7,653,765	$6,602,267
Net interest income	$112,913	$125,124	$122,313
Net interest margin	6.59%	6.63%	7.43%
Average total deposits	$6,173,468	$7,021,044	$6,002,547
Deposit interest expense	$140	$4,274	$287
Cost of deposits	0.01%	0.25%	0.02%

Adjusted Net Interest Margin(1)
Average interest earning assets	$6,876,094	$7,653,765	$6,602,267
Net interest income	112,913	125,124	122,313
Less: Contractual, rate-related processing expense associated with deposits on the Company's balance sheet	21,897	23,971	23,831
Less: Gross interest income on consumer finance loans	718	814	10,717
Adjusted net interest income	$90,298	$100,339	$87,765
Adjusted net interest margin	5.27%	5.32%	5.33%
Average total deposits	$6,173,468	$7,021,044	$6,002,547
Deposit interest expense	140	4,274	287
Add: Contractual, rate-related processing expense associated with deposits on the Company's balance sheet	21,897	23,971	23,831
Adjusted deposit expense	$22,037	$28,245	$24,118
Adjusted cost of deposits(2)	1.43%	1.63%	1.61%
1) Adjusted net interest margin includes contractual, rate-related processing expense associated with deposits on the Company's balance sheet and excludes the gross interest income on consumer finance loans.
2) Adjusted cost of deposits includes contractual, rate-related card processing expense associated with deposits on the Company’s balance sheet.